Exhibit 10.16

Synthetic Blood International, Inc.

3189 Airway Avenue, Building C

Costa Mesa, CA 92626

To:

Mr. Christian J. Stern

9431 Oglebay Court

Raleigh, N.C. 27617

Engagement Letter

Dear Chris:

Subject to our by-laws we herewith confirm your engagement as a director and chairman of the board of our company (SYBD).

We agreed that monetary compensation shall be through a consulting contract with IFEM Management Consultants, Inc.

Independent of the aforementioned consulting contract, we will pay you the following stock compensation for your services:

Stock options (3 years life), exercisable at a price of $0.245, as follows:

1,000,000 with this appointment to the board of directors;

4,000,000 at closing of a license agreement, or sale of the company within 24 months after appointment to the board of directors.

With regard to the services to be performed by you pursuant to the terms of this engagement, you shall not be liable to SYBD, or to anyone who may claim any right due to any relationship with SYBD, for any acts or omissions in the performance of services on your part. SYBD shall hold your free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to SYBD pursuant to the terms of this agreement or in any way connected with the rendering of services, except when you are adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction. SYBD shall maintain an appropriate director’s and officer’s (D&O) insurance at all times and cover you under such a policy.

Sincerely, Synthetic Blood International, Inc. (SYBD) /s/ 11/19/07 By: Date:	Accepted: /s/ 11/19/07 Christian (a.K.a. Chris) J. Stern Date:

Synthetic Blood International, Inc.

3189 Airway Avenue, Building C

Costa Mesa, CA 92626

To:

Mr. Christian J. Stern

9431 Oglebay Court

Raleigh, N.C. 27617

Amendment of Engagement Letter

Dear Chris:

On March 25, 2008 the board of directors of Synthetic Blood International, Inc. decided to amend your engagement as follows:

Additional to your unchanged role as director and chairman of the board of our company (SYBD), we have elected you to be Chief Executive Officer.

We agreed that additional monetary compensation shall be through an amendment of your consulting contract with IFEM Management Consultants, Inc.

Independent of the aforementioned consulting contract, we will pay you the following additional stock compensation for your services:

14,000 restricted shares per month, issuable every 1st of the month, beginning April 1, 2008.

Additional benefit to serve on the Executive Committee: An additional (to any other already existing) severance package of $200,000 in cash and 100,000 shares of SYBD, payable at date/the day of termination, should the company terminate you as a board member for whatever reason, cause or no cause.

All other clauses unchanged.

Sincerely, Synthetic Blood International, Inc. (SYBD) /s/ 03/26/08 By: Richard M. Kiral Date:	Accepted: /s/ 03/26/08 Christian (a.K.a. Chris) J. Stern Date: